Exhibit 2.4

GENERAL SECURITY AGREEMENT

General Security Agreement dated August 17, 2004, made by BioVest International, Inc. a Delaware corporation (“Debtor” or “Biovest”) having an office at 8500 Evergreen Blvd., Minneapolis, MN 55433, Biovax, Inc., a Florida corporation (“Guarantor”)and Accentia, Inc, a Florida corporation (the “Secured Party”).

For good and valuable consideration in hand received, Debtor hereby agrees with Secured Party as follows:

1. In consideration for loans made or to be made to BioVest for the benefit of Debtor by the Secured Party, evidenced by the Line of Credit Promissory Note attached as Exhibit A made and issued by BioVest in principal amount not to exceed $12,500,000 (such Note, as amended, modified, supplemented, replaced or substituted from time to time, being herein referred to as the “Note”), Debtor hereby grants to the Secured Party a security interest in the Collateral described in Section 2, to secure the full and prompt payment, performance of the Note (the “Security Interest”).

2. Secured Party is hereby granted a Security Interest in all assets of Debtor including, but not by limitation, the assets listed on Schedule A hereto (“Collateral”). The Security Interest granted herein shall have the first priority and shall be superior to any and all other security interests granted, or hereafter granted, by Debtor. Notwithstanding the forgoing, the Security Interest granted to Secured Party is hereby subordinated to the security interest granted under the Security Agreement entered into by BioVest on June 13, 2003, a copy of which is attached as Exhibit B hereto.

3. The term Default as used in this Security Agreement shall mean any Default, as such term is defined in the Note or in the UCC.

4. Upon the occurrence and during the continuance of any Default, Secured Party shall have all rights and remedies of a Secured Party under the UCC.

5. Provided Secured Party is the prevailing party, Debtor hereby agrees to pay all reasonable out-of-pocket expenses incurred by Secured Party in connection with the enforcement of the Note or this Security Agreement including, without limitation, the fees and disbursements of counsel to Secured Party.

6. Debtor and Guarantor shall deliver to Secured Party on the date of execution of this Security Agreement duly executed UCC-1 financing statements with respect to the Collateral. Upon the payment in full of the Note, the security interest granted hereby in the Collateral shall terminate and all rights to the Collateral under this Agreement shall revert to Debtor. Upon any such termination, the Secured Party shall execute and deliver UCC –3 financing statement releases or other documents of release reasonably requested by Debtor.

7. Secured Party may assign its rights and obligation hereunder.

8. All terms herein shall have the meanings as defined in the UCC, unless the context otherwise requires. No provision hereof shall be modified, altered, waived, released, terminated or limited except by a written instrument expressly referring to this Security Agreement and to such provision, and executed by the Party to be charged. The execution and delivery of this Security Agreement has been authorized by the Board of Directors and the Audit Committee of the Board of Directors of Debtor. This Security Agreement and the Note shall be binding upon the successors and assigns of Debtor and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, their executors, administrators, successors, endorsees and assigns. This Security Agreement and the Note shall be governed in all respects by the laws of the State of Delaware applicable to contracts executed and to be performed in such state. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.

9. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by overnight mail or mailed by certified mail, return receipt requested, to the Party (and shall also be transmitted by facsimile to the persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to BioVest:
BioVest International, Inc.
8500 Evergreen Blvd.
Minneapolis, MN 55433
If to Guarantor
Biovax, Inc.
5310 Cypress Center Drive Suite 101
Tampa FL 33069
Attn: James McNulty, Secretary
If to Secured Party:
Accentia, Inc.
5310 Cypress Center Drive
Suite 101
Tampa, FL, 33069

10. Guarantor hereby agrees to be bound by the terms and conditions set forth herein in accordance with its role as Guarantor of the obligations of Debtor under the Note.

IN WITNESS WHEREOF, the undersigned has executed or caused this security agreement to be executed in the Florida on the date first above set forth.

BIOVEST INTERNATIONAL INC.

By	Its:

BIOVAX, INC.

By	Its

SCHEDULE A

“Collateral” shall include, but not by limitation, all of Debtor’s right, title and interest in and to all of Debtor’s personal property and intangible property (in each case, wherever located and whether now owned or hereafter made, developed or acquired by Debtor) including without limitation: (a) all equipment, computer hardware, machinery, furniture, fixtures, vehicles, trucks, cars, and tangible personal property of Debtor, and all accessions and attachments to or relating to any of the foregoing; (b) all books, records, computer software and other property relating to or referring to any of the foregoing; (c)all patents, trade secrets, know-how, trade names, trade styles, service marks, all other intellectual property rights, all rights associated with the foregoing, and goodwill; (d) all other property of the Debtor; (e) all guaranties or other agreements securing or relating to any of the items referred to in subparagraphs (a)-(d) above, or acquired for the purpose of securing and enforcing any of such items; (f) all present and future accounts, contract rights, general intangibles, chattel paper, documents and instruments, as such terms are defined in the Uniform Commercial Code, including, without limitation, all accounts receivable and other receivables of any kind, and all obligations for the payment of money arising out of the sale of goods, rendition of services or the lease or license by Debtor of its property; (g) all proceeds and products of any of the foregoing in whatever form, including, without limitation, any claims against third Party for loss or damage to or destruction of any or all of the foregoing and cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents;

(h) the shares of capital stock of Biovax, Inc owned by Debtor; (i) all assets of Biovax, Inc; (j) the Company’s rights in that certain Cooperative Research and Development Agreement for Non-Hodgkins Lymphoma Therapeutic Cancer Vaccine between the Company and the National Cancer Institute (as hereafter amended and supplemented); (k) the IND, information and material associated with the clinical trial and all rights and documents associated with the New Drug Application and FDA licensing process regarding the Non-Hodgkins Lymphoma Therapeutic Cancer Vaccine and (l) and the Company’s rights arising from and relating to Non-Hodgkins Lymphoma Therapeutic Cancer Vaccine, and in each case, whether tangible or intangible, all and any proceeds from any sale, lease, license or other disposition thereof, and all proceeds and products thereof.

In the event of a Default as defined in the Note, the Secured Party is hereby granted a license or other right to use, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, in completing production of, advertising for sale, and selling the Collateral and, in connection with the Secured Party’s exercise of its rights under this Note, Debtor’s rights under all licenses and all franchise agreements shall inure to the Secured Party’s benefit. In the event of a Default, the entire right, title, and interest in and to the following patents will be assigned from Debtor to Secured Party: patent numbers 4,582,875; 4,889,812; 4,894,342; 5,656,421; 5,998,184; 5,416,022; 5,330,915; 5,541,105; 5,631,006; 4,804,628; 4,629,686; 4,650,766; 4,973,558; 5,202,254; and 6,001,585. Such assignment of these patents further includes assignment of any reissue patents, reexamination certificates, foreign counterpart patents, and any other intellectual-property rights based on these patents or on any patents that issue from applications that share a priority claim in whole or with these patents

EXHIBIT A

Attached is a copy of the Line of Credit Promissory Note

EXHIBIT B

Attached is a copy of the General Security Agreement dated June 13, 2003